EXHIBIT 18.1
PREFERABILITY LETTER
March 2, 2009
Board of Directors
Republic Services, Inc.
18500 North Allied Way
Phoenix, Arizona 85054
Note 2, Summary of Significant Accounting Policies and Note 8, Landfill and Environmental Costs of Notes to Consolidated Financial Statements of Republic Services, Inc. included in its Form 10-K for the three-years ended December 31, 2008 describes a change in the method of accounting for estimating the amount of airspace associated with individual capping events to conform the Company’s historic method of estimation to the method of estimation of the entity acquired in December 2008. There are no authoritative criteria for determining a preferable airspace estimation method based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances.
Very truly yours,
/s/ Ernst & Young LLP